SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    May 13, 2007

INFORTE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-29239	36-3909334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

500 N. Dearborn, Suite 1200
Chicago, Illinois	60610
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (312) 540-0900

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Merger Agreement

        On May 13, 2007, Inforte Corp., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Business&Decision North America Holding, Inc., a Delaware corporation (“Parent”), and BDEC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock (including shares of restricted stock) of the Company, other than those held by the Company, Parent or Merger Sub, or any of their respective subsidiaries, and other than those shares with respect to which appraisal rights are properly exercised, will be converted into the right to receive $4.25 per share in cash (the “Merger Consideration”). In addition, all outstanding options to acquire shares of Company common stock will vest at the effective time of the Merger and holders of such options will receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share for each share subject to the option. Further, all shares of Restricted Stock shall become fully vested and all restrictions on such shares shall lapse at the effective time of the Merger, and such shares shall be cancelled, retired and shall cease to exist, and shall be converted into the right to receive the Merger Consideration. Parent’s liabilities and obligations under the Merger Agreement are guaranteed by Business & Decision S.A.

        The Board of Directors of the Company has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable and both fair to and in the best interest of the Company’s shareholders. Savvian Advisors LLC rendered a fairness opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders in the Merger.

        The Company, on the one hand, and Parent and Merger Sub, on the other hand, have made customary representations, warranties, covenants and agreements in the Merger Agreement.

        Completion of the Merger is subject to customary closing conditions, including approval by the Company’s shareholders. Pursuant, and subject to, the terms of the Voting Agreement (as hereinafter defined) entered into with Parent and Merger Sub, Philip Bligh and Stephen Mack have agreed to vote the approximately 30% of the Company’s outstanding common stock beneficially owned by them in favor of the Merger. The transaction is not subject to a financing condition.

        The Merger Agreement contains certain non-solicitation provisions. The Company may, in certain circumstances, terminate the Merger Agreement if its Board of Directors (or a committee thereof) determines in good faith that it has received an unsolicited “superior proposal,” as defined in the Merger Agreement. In connection with such termination, the Company must pay a fee of $1,500,000 to Parent. Either the Company or Parent may also terminate the Merger Agreement in certain other specified circumstances.

        The Merger Agreement provides that the closing of the transaction will be within two business days after the satisfaction or waiver of all of the conditions precedent thereto. Upon consummation of the Merger, the Company’s common stock would be delisted from NASDAQ and deregistered under Section 12 of the Securities Exchange Act of 1934.

        The Merger Agreement is attached as Exhibit 10.19 hereto and is incorporated by reference herein. The foregoing description of the Merger Agreement and the Merger is qualified in its entirety by reference to Exhibit 10.19.

Voting Agreement

        In connection with the Merger Agreement, certain stockholders of the Company controlling voting power over approximately 30% of the Company’s outstanding common stock have entered into a voting agreement with Parent and Merger Sub (the “Voting Agreement”) pursuant to which those stockholders have agreed to vote in favor of the transactions contemplated by the Merger Agreement and not to transfer their shares except under certain circumstances. The Voting Agreement will terminate upon any termination of the Merger Agreement.

        The Voting Agreement is attached as Exhibit 10.20 hereto and is incorporated by reference herein. The foregoing description of the Voting Agreement is qualified in its entirety by reference to Exhibit 10.20.

Important Additional Information Will be Filed with the SEC

        The Company has agreed to file a proxy statement in connection with the Merger. The proxy statement will be mailed to the stockholders of the Company. The Company’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Merger and the Company.

        Stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company, when they are available, through the web site maintained by the SEC at www.sec.gov.

        The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s proxy statement filed with the SEC in connection with the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2007. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.

Item 8.01.	Other Events

        On May 14, 2007, the Company issued a press release announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

    (d)        Exhibits.

Exhibit No.	Description
10.19	Agreement and Plan of Merger, dated May 13, 2007, by and among Inforte Corp., Business&Decision North America Holding, Inc. and BDEC Acquisition Corp.

10.20	Voting Agreement dated May 13, 2007

99.1	Press Release, dated May 13, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORTE CORP.
May 14, 2007	By: /s/ William Nurthen
William Nurthen
Chief Financial Officer